Exhibit 99.1

Quipp, Inc., 4800 N.W. 157th Street, Miami, FL 33014-6434     Phone (305) 623-8700     Fax (305) 623-0980
November 8, 2005
John D. Lori, Managing Member
JDL Partners
106 Seventh Street, Suite 202
Garden City, NY 11530
Dear Mr. Lori:
Quipp’s Board of Directors has asked me to respond to your letter of September 8, 2005 to Cristina H. Kepner. For the reasons set forth in previous communications with you and in our public statements, Quipp continues to believe that its acquisition strategy provides the best opportunity for its long-term viability and growth, and therefore, increased shareholder value.
Nothing in your letter has caused us to change this view. Your reference to the Wilshire 5000 Industrial Machinery Subgroup and the Dow Jones Factory Equipment Index is not relevant, since, unlike most of the companies in those indices, Quipp and other post-press equipment companies have been adversely affected by particularly difficult conditions in the newspaper industry. Considering the challenges confronting our customer base, we believe Quipp has performed well under the circumstances. This is not to say that we are pleased with Quipp’s recent performance — we believe that it must improve. In this regard, we are confident that if given appropriate time to mature, our acquisition strategy, including the recent acquisition of Newstec and additional strategic acquisitions, will facilitate improved performance by positioning Quipp to benefit from new opportunities.
Your attribution of Quipp’s performance to low levels of share ownership among management and directors, and your implication that director actions are motivated by the directors’ desire to preserve their positions are unfounded. We believe that, particularly for a company of its small size, Quipp benefits from a very talented, independent and diverse group of non-management directors, all of whom had been successful in their business endeavors prior to joining Quipp’s Board. These directors have no compelling need to preserve their positions on Quipp’s Board, and we are fortunate that they are motivated by a commitment to serve Quipp and its shareholders. Certainly, the very modest remuneration they receive could hardly be deemed an incentive for maintaining their Board positions.
In contrast, your investment appears to have been motivated initially by a strategy to cause Quipp to utilize its cash resources to generate short-term gains for your fund,

without regard to the longer-term interests of Quipp and its shareholders generally. Although you are critical of Quipp’s performance since 2000, your fund made its initial investment four years later. Moreover, your fund made this investment even though the share ownership position of directors and management that you now criticize was not materially different than it is today.
In February of this year, you filed a late Schedule 13D with the Securities and Exchange Commission that did not disclose what we believe was your plan to facilitate your acquisition of additional shares by pressuring Quipp to increase the share ownership threshold under our shareholder rights plan, to coerce Quipp to conduct a tender offer to purchase its shares, and to seek Board representation for yourself. Even when your plan became clear through your communications with Quipp, you did not amend your Schedule 13D to disclose accurately the purpose of your investment.
After we advised you of our conclusion that a tender offer was not the best alternative for the Company and that we believed the better course of action was to pursue our previously announced acquisition strategy, you made offers to buy Quipp at unattractive prices that, we believe, provided less value to shareholders than can be obtained through Quipp’s growth strategy. Bearing in mind, among other things, your statement to me that your investment strategy is to look for “60 cent dollars”, we were concerned that your actions were designed to benefit your fund at the expense of other Quipp shareholders.
Accordingly, and considering, among other factors, the increased scope of Quipp’s operations resulting from the Newstec acquisition, we determined to give no further consideration to your offer. You have responded with yet another request that we increase the share ownership threshold for our shareholder rights plan. In addition, you have demanded that we sell the Company and place a representative of your fund on our Board. Finally, in subsequent communications, you made what we believe any objective person would interpret as threats against our Board if we do not submit to your desires.
We believe that your actions pose precisely the kind of threat that shareholder rights plans are designed to counteract. Therefore, we will not modify the shareholder rights plan. Moreover, as we have stated previously, Quipp is not for sale. Finally, in light of the considerations expressed above, we are not inclined to put a representative of JDL Partners on Quipp’s Board of Directors.
Sincerely,
/s/ MICHAEL S. KADY
Michael S. Kady
President and Chief Executive Officer